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                       EXHIBIT 11 - CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE

                                                                            Three Months Ended
                                                                                 March 31
(thousands, except per share amounts)                                     1999             1998
                                                                       ---------         -------
Denominator for basic earnings per share - average common shares
outstanding                                                              14,522           14,595
Dilutive common stock options                                               170              225
                                                                       ---------         -------
Denominator for diluted earnings per share                               14,692           14,820
                                                                       ========          =======

Numerator: Net income attributable to common shares                    $ 10,378          $ 9,902
                                                                       ========          =======

Net income per share:
  Basic                                                                $   0.71          $  0.68
  Diluted                                                                  0.71             0.67


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